EXHIBIT 2

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 3/18/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
2/24/2025	Buy	3,163	24.72
2/26/2025	Buy	3,614	24.67
2/27/2025	Buy	12,916	24.66
3/4/2025	Buy	8,133	24.31
3/5/2025	Buy	19,430	24.16
3/6/2025	Buy	52,000	24.14
3/7/2025	Buy	28,096	24.04
3/10/2025	Buy	22,515	24.01
3/11/2025	Buy	41,446	23.71
3/12/2025	Buy	12,192	23.66
3/13/2025	Buy	8,460	23.59
3/17/2025	Buy	4,010	23.85
3/18/2025	Buy	11,593	23.92